EXHIBIT 99.1

QUAMTEL INC.
UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited proforma condensed consolidated financial statements were derived from and should be read in conjunction with the historical consolidated financial statements and related notes of the Company for the year ended December 31, 2009 as contained in the Company's Annual Report on Form 10-K filed on March 31, 2010.

On August 21, 2010, the Company closed a Membership Interest Purchase Agreement entered into and effective August 18, 2010 (the “Purchase Agreement”) to acquire all of the outstanding membership interests of Syncpointe, LLC, a Missouri limited liability company (“Syncpointe”) from Half A Minute, LLC; McPheeters Communication Group, LLC; and VKS, LLC (collectively, the “Sellers”).

The Company acquired Syncpointe in exchange for 1,000,000 shares of Company’s unregistered common stock with piggyback registration rights.  The Sellers may receive earn-out payments equal to 12.5% of Syncpointe’s net income (as defined in the Purchase Agreement) for a period of 18 months as it operates as a division of the Company.

The unaudited pro forma condensed consolidated financial statements assume that the Purchase Agreement was consummated as of the earliest dates presented in these statements.

The unaudited pro forma condensed consolidated financial statements have been prepared based on currently available information and assumptions that are deemed appropriate by the Company's management. The pro forma information is for informational purposes only and is not intended to be indicative of the actual results that would have been reported had the transaction occurred on the dates indicated, nor does the information represent a forecast of the financial condition or results of operation of the Company for any future period.

Quamtel, Inc.
Unaudited Proforma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2010

	Quamtel, Inc	Syncpointe, LLC	Adjustments		Post-Acquisition

Revenues	$1,660,308	$-			$1,660,308

Cost of sales	1,355,694	-			1,355,694

Gross profit	304,614	-	-		304,614

Operating expenses:
Compensation, consulting and related expenses	3,827,279	183,750			4,011,029
General and administrative expenses	1,411,462	89,372			1,500,834
Depreciation and amortization	98,756	8,344			107,100
Total operating expenses	5,337,497	281,466	-		5,618,963

Loss from operations before income taxes	(5,032,883)	(281,466)	-		(5,314,349)

Other expense:
Loss on disposition of assets	73,761	-			73,761
Interest and financing expense	113,242	94,355	(94,355	) (1)	113,242
Total other expense	187,003	94,355	(94,355)		187,003

Loss before income taxes	(5,219,886)	(375,821)	94,355		(5,501,352)

Income tax expense (benefit)	-	-	-		-

Net loss	$(5,219,887)	$(375,821)	$94,355		$(5,501,352)

Basic and diluted loss per share:

Loss from operations before income taxes	$(0.27)				$(0.27)
Income tax expense (benefit)	-				-

Loss per share	$(0.27)				$(0.27)

Weighted average number of shares outstanding	19,093,158		1,000,000	(2)	20,093,158

 See accompanying notes to unaudited proforma condensed consolidated statement of operations.

Quamtel, Inc.
Unaudited Proforma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2009

	Quamtel, Inc	Syncpointe, LLC	Adjustments		Post-Acquisition

Revenues	$1,897,100	$59,000			$1,956,100

Cost of sales	1,206,289	-			1,206,289

Gross profit	690,811	59,000	-		749,811

Operating expenses:
Compensation, consulting and related expenses	1,432,192	477,208			1,909,400
General and administrative expenses	653,442	520,823			1,174,265
Depreciation and amortization	57,812	8,167			65,979
Total operating expenses	2,143,446	1,006,198	-		3,149,644

Loss from operations before income taxes	(1,452,635)	(947,198)	-		(2,399,833)

Other expense:
Loss on disposition of assets	-	-			-
Interest and financing expense	14,732	50,263	(50,263	) (1)	14,732
Total other expense	14,732	50,263	(50,263)		14,732

Loss before income taxes	(1,467,367)	(997,461)	50,263		(2,414,565)

Income tax expense (benefit)	(971)	-	-		(971)

Net loss	$(1,466,396)	$(997,461)	$50,263		$(2,413,594)

Basic and diluted loss per share:

Loss from operations before income taxes	$(0.09)				$(0.14)
Income tax expense (benefit)	(0.00)				(0.00)

Loss per share	$(0.09)				$(0.14)

Weighted average number of shares outstanding	16,497,090		1,000,000	(2)	17,497,090

See accompanying notes to unaudited proforma condensed consolidated statement of operations.

QUAMTEL, INC.
NOTES TO UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 (1) Adjustment to Interest Expense

Syncpointe’s notes payable were eliminated in conjunctions with the Membership Interest Purchase Agreement.  Related proforma interest expense was also eliminated as of the earliest period presented.

(2) Adjustment to Common Shares

The 1,000,000 common shares issued in conjunctions with the Membership Interest Purchase Agreement were added to the proforma weighted average number of shares outstanding.

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